Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces Contract Signings

Includes First Major Contract for new FIL Division

RICHMOND, VA (January 17, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today reported receipt of new contract awards in the December, ‘04 – January, ‘05 period totaling nearly $1.1 million, including receipt of the first contract for CBI’s new division, Fairfax Identity Labs, FIL. Work on all these new programs has been initiated, and the bulk of these new revenues will be recognized within 2005.

Among the group of new contracts is an extension of CBI’s program for screening mail destined for delivery to the Pentagon for the presence of toxins and pathogens, and quality control assessment of individual pharmaceutical preparations on behalf of a government customer. The new contract for FIL is valued at over $500,000 and is for accessioning forensic case samples for a state laboratory, which due to confidentially issues, must remain unnamed.

CBI announced completion of the acquisition FIL on December 15,2004. The transfer of all FIL equipment and personnel to CBI’s facility in Richmond was completed the last week in December, and CBI’s new DNA reference laboratory was outfitted and came on-line almost immediately.

“As previously announced, the acquisition of FIL is expected to add to CBI’s revenue stream beginning in the first quarter of 2005,” explained Thomas R. Reynolds, Executive Vice President for Science and Technology, CBI who is directly responsible for management oversight of the FIL Division. “In addition to the revenues anticipated from the acquisition of FIL’s existing assets, this new contract represents a significant accomplishment for the division which has been in place for less than a month. Receipt of this contract is testament to the excellent reputation of the staff of FIL and Dr. Kelly, who is now the Director of CBI’s new FIL division.

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to see positive trends in financial performance and there can be no guarantee that CBI will compete effectively for additional contracts. In addition, there can by no guaranty that CBI will receive all fees anticipated under the contracts referenced herein. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.